   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER  23, 1996

                     REGISTRATION STATEMENT NO. 333-12445


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                      TO
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                                   ACTV, INC.
             (Exact name of Registrant as specified in its charter)

DELAWARE                              4894                    94-2907258
(State or other                  (Primary Standard           (IRS Employer
 jurisdiction of             Industrial Classification      Identification No.)
 incorporation or                     Code)
 organization)

                           1270 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 262-2570
               (Address, including zip code and telephone number,
       including area code, of Registrant's principal executive offices)

                               WILLIAM C. SAMUELS
                                    PRESIDENT
                                   ACTV, INC.
                           1270 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 262-2570
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                               ------------------

                                   Copies To:
                             JAY M. KAPLOWITZ, ESQ.
                    GERSTEN, SAVAGE, KAPLOWITZ & CURTIN, LLP
                              575 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 752-9700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time.

                               ------------------

If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
Title of              Amount Being         Proposed Maximum           Proposed             Amount of
Securities To         Registered(1)        Offering Price Per         Maximum              Registration
Be Registered                              Security(2)                Aggregate            Fee
                                                                      Offering Price
---------------------------------------------------------------------------------------------------------------
Common
Stock, par
value $.10 per
share                      7,572,709                $ 3.8125           $28,870,953.06       $9,955.48

===============================================================================================================
Total
Registration                                                                                $9,955.48
Fee
===============================================================================================================


(1) Pursuant to Rule 415, the Registration Statement relates to an indeterminate number of shares of Common Stock which have either been issued or are issuable upon the exercise of options, warrants, SARs and upon the conversion of convertible preferred stock of two of the Company's wholly-owned susidiaries.

(2) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee, based upon the last reported sales price of the Registrant's Common Stock of the same class as quoted by the National Association of Securities Dealers Automated Quotation System on September 17, 1996.

* THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      (ii)

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             PRELIMINARY PROSPECTUS

                  SUBJECT TO COMPLETION, DATED OCTOBER  , 1996


 PROSPECTUS

                                   ACTV, INC.

                        7,572,709 SHARES OF COMMON STOCK
        (1) 5,026,983 SHARES ISSUABLE BY THE COMPANY UPON THE EXERCISE OF
             OPTIONS, WARRANTS, PURSUANT TO SARS, UPON CONVERSION OF
                         CONVERTIBLE PREFERRED STOCK
            (2) 2,545,726 SHARES OFFERED BY SELLING SECURITY HOLDERS


All of the shares of Common Stock (the "Security Holders' Shares"), par value $.10 per share, of ACTV, Inc., a Delaware corporation (the "Company"), offered hereby are being offered by the selling security holders named herein under the caption "Selling Security Holders" (the "Selling Security Holders"). Such shares may be sold by the Selling Security Holders who have acquired or will acquire such shares from the Company (i) upon the exercise of currently exercisable options, warrants and pursuant to SARs, (ii) upon issuance to consultants, and
(iii) upon conversion or otherwise in respect of 400,000 shares of 5% convertible preferred stock (the "Convertible Preferred Stock") of ACTV Holdings, Inc. and ACTV Financing, Inc., two wholly-owned subsidiaries of the Company (the "Wholly-Owned Subsidiaries"), issued in connection with private placements by the Wholly-Owned Subsidiaries in August, 1996 (the "August 1996 Private Placements"). The number of shares of common stock issuable upon conversion of the Convertible Preferred Stock is subject to adjustment and could be more or less than the estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the common stock. If, however, the market price referred to below were used to determine the number of shares issuable as of the first date on which the Convertible Preferred Stock may be converted, the Company would be obligated to issue a total of approximately 3,322,259 shares of common stock if all shares of Convertible Preferred Stock were converted on such date. The Company will not receive any of the proceeds from sales of Selling Security Holders' Shares, but will receive the exercise price upon the exercise of the options or warrants described above. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."


The Company has agreed with the Selling Security Holders to register the Selling Security Holders' shares offered hereby. The Company has also agreed to pay certain fees and expenses incident to such registration. It is estimated that the fees and expenses payable by the Company in connection with the registration
of the Selling Security Holders' shares will be approximately $        .

The Company's Common Stock is traded on the over-the-counter market on the NASDAQ SmallCap Market ("NASDAQ") and on the Boston Stock Exchange ("BSE"). On September 17, 1996, the last reported sale price of the common stock on NASDAQ was $3.8125.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1996

The Security Holders' Shares that may be offered from time to time by Selling Security Holders may be sold through ordinary brokerage transactions in the over-the-counter market or on the Boston Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The Selling Security Holders each may be deemed to be "an underwriter", as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used by the Selling Security Holders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Security Holders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the securities offered by the Selling Security Holders will be borne by the Company. All brokerage commissions, if any, attributable to the sale of the securities offered by the Selling Security Holders will be borne by the Selling Security Holders. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Under the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations thereunder, any person engaged in a distribution of the securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to shares of the Common Stock during the applicable "cooling off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5, in connection with transactions in the securities, which provisions may limit the timing of purchases and sales of the securities by the Selling Security Holders.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission ("Commission") a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act, for the registration of the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, NW, Washington, DC, 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and at 7 World Trade Center, New York, New York, 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, at prescribed rates.

The Company's Common Stock is listed on NASDAQ and the BSE at the offices of NASDAQ at 1735 K Street, NW, Washington, DC, 20006 or the offices of the BSE at 1 Boston Place, Boston, Massachusetts, 02108, and the Company's periodic reports, proxy statements, and other information can be inspected at NASDAQ and the BSE at the offices of NASDAQ at 1735 K Street, NW, Washington, DC, 20006 or the offices of the BSE at 1 Boston Place, Boston, Massachusetts, 02108.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The  following   documents   filed  by  the  Company  with  the  Commission  are
incorporated herein by reference:

        (1) The  Company's   Registration  Statement  on  Form  S-1  (File  No.
            33-34618), which was declared effective on May 4, 1990.

        (2) Annual Report on Form 10-K for year ended December 31, 1995.

        (3) Annual Report on Form 10-K/A-1 for year ended December 31, 1995.

        (4) Post-Effective   Amendment  No.  1  to  The  Company's  Registration
            Statement on Form S-1 (File No. 33-63879), which was declared effective on March 20, 1996.

        (5) Quarterly Report on Form 10-Q for quarterly period ended March 31, 1996.

        (6) Quarterly Report on Form 10-Q for quarterly period ended June 30, 1996.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020, Attention:
Secretary, telephone number (212) 262-2570.

                                  RISK FACTORS

The purchase of the securities being offered hereby involves a number of significant risks that include, but may not be limited to, those described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this Offering before making an investment decision.

1. OPERATING LOSSES TO DATE. The Company has operated at a loss through the date of this Prospectus. The Company's net losses for the six months ended June 30, 1996 and 1995 (the "June 1996 period" and the "June 1995 period," respectively) were $4,053,019 and $3,348,699, respectively. The June 1995 Period includes an extraordinary gain of $94,117. The Company had net losses of $6,826,789 in the fiscal year ended December 31, 1995 ("Fiscal 1995"), $4,465,240 in the fiscal year ended December 31, 1994 ("Fiscal 1994"), and $4,156,955 in the fiscal year ended December 31, 1993 ("Fiscal 1993"). Through June 30, 1996, the Company had an accumulated deficit of approximately $34.4 million. To date, the Company has had limited revenues, including revenues of $773,596 in the June 1996 period, $1,311,860 in Fiscal 1995, $938,416 in Fiscal 1994, and $164,602 in Fiscal 1993.

The increase in revenues in Fiscal 1994 was partially the result of the Company's including for the period March 11 to December 31 of Fiscal 1994 all education sales, which were reported for Fiscal 1993 by ACTV Interactive, a partnership in which ACTV held a 49% interest from July 14, 1992 to March 11, 1994. ACTV Interactive's gross sales were $839,165 in Fiscal 1993, compared with $348,473 for the period from July 14, 1992, the partnership formation date, to December 31, 1992. ACTV Interactive's results were accounted for under the equity method of accounting.

There can be no assurance that the Company will generate significant revenues or achieve profitability in the future.

2. UNPROVEN BUSINESS STRATEGY. Other than the activities of ACTV Interactive and the Company's prior activities in the education market, the Company has not had significant sales of the Programming Technology (as such term is hereinafter defined). While ACTV has recently consummated its first sale of the new distance learning technology, there can be no assurance that the results of this project will support the continuation of the project or lead to other sales. Also, while the Company has recently entered into agreements with a large regional cable sports network, a national news service, other programmers, and a cable operator to create a trial for a Los Angeles-based programming service, which was launched in mid-1995, there can be no assurance that these agreements will result in the development of a commercially successful programming service. In addition, the Company is dependent on co-ventures or licenses with third parties to produce ACTV Programs (as such term is hereinafter defined) and the Company will be required to demonstrate a market for such programs. There can be no assurance that co-venturers or licensees, or ACTV's direct sales force will succeed in marketing the ACTV Programs.
See   "BUSINESS  - Entertainment."

Furthermore, the likelihood of the success of the Company must be considered in light of the problems, costs, difficulties and delays encountered in connection with the operation of a business, the operations of which consist of the development and commercialization of new and unproven technologies, and the competitive environment in which the Company operates.

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Accordingly, there can be no assurance that the Company will successfully market the Programming Technology or operate on a profitable basis. See "BUSINESS."

3. POSSIBLE NEED FOR ADDITIONAL FINANCING. To date, the Company's capital requirements to develop the Programming Technology, produce ACTV Programming, develop marketing approaches and strategic alliances, and to cover costs of selling and general and administrative expenses, have been significant, resulting in an accumulated deficit as of June 30, 1996 of approximately $34.4 million.

In August 1996, the Company raised $10 million (before expenses and commissions related to the fund raising) from the issuance by two wholly-owned subsidiaries of the Company, ACTV Holdings, Inc. and ACTV Financing, Inc., of convertible preferred shares to private investors. Pursuant to this transaction, the subsidiaries issued preferred shares that are convertible into common shares of ACTV, Inc. beginning January 1, 1997. The conversion price of the preferred shares is at a discount to the market price for the ACTV, Inc. common shares at the time of conversion. The percentage discount increases as the length of the holding period prior to conversion increases, from a base of 14% for conversion in January 1997 to a maximum of 30.375% for conversion in September 1997 or thereafter. The $10 million financing consists of $4 million in immediately available funds, with the remaining $6 million paid into an escrow account. The escrow funds are to become available to the Company contingent upon the satisfaction of certain conditions in the contracts with the holders of the preferred stock.

The Company believes that it has sufficient resources to fund its operations for the next twelve months, whether or not it receives the $6 million in escrowed funds. However, if the Company does not receive these funds and does not obtain additional financing, it may be required to reduce certain planned expenditures in certain of the markets it is attempting to develop. If management's assumptions regarding future events prove incorrect, the Company may be unable to fund its operations, even at a reduced level, for the next twelve months.

4. PATENTS AND PROPRIETARY INFORMATION. The Company has obtained patents covering certain aspects of the Programming Technology and has patents pending with respect to other developments or enhancements thereof. However, there can be no assurance (i) that patents applied for will be granted, (ii) that the patents the Company owns or has rights to or that may be granted or obtained by the Company in the future will be enforceable or will provide the Company with meaningful protection from competition, (iii) that any products developed by the Company will not infringe any patent or rights of others, or (iv) that the Company will possess the financial resources necessary to enforce any patent rights which it holds. See "BUSINESS -- Patents, Applications and Proprietary Information."

The Company requires each of its employees, consultants and advisors to execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship with the Company. These arrangements generally provide that all inventions, ideas and improvements made or conceived by the individual arising out of the employment or consulting relationship shall be the exclusive property of the Company. This information shall be kept confidential and not disclosed to third parties except by consent of the Company or in other specified circumstances. There can be no assurance, however, that these arrangements will provide effective protection of the Company's proprietary information in the event of unauthorized use or disclosure of such information.

5. TECHNOLOGICAL OBSOLESCENCE; RESEARCH AND DEVELOPMENT. The Company is engaged in a field characterized by extensive research efforts and rapid, significant technological change. There can be no assurance that research or development by others will not render the Programming Technology obsolete or that the limited research and development performed by the Company will continue or will be successful. During the first six months of 1996, the Company expended approximately $500,000 related to research and development projects, and believes that it may be required to expend approximately $500,000 during the remainder of 1996 to facilitate the completion of current research and development projects. There can be no assurance that the new distance learning system can be deployed on a timely basis, or that once deployed, it will function satisfactorily. If the Company determines that additional research and development is required, there can be no assurance that the Company will have sufficient funds or access to additional funds to engage in substantial additional research and development. See "BUSINESS -- Research and Development."

6. POSSIBLE SHORTAGE OF AVAILABLE CHANNELS FOR IN-HOME CABLE APPLICATIONS. In order for the ACTV Programming Technology to be delivered over cable, DBS or wireless cable systems for the in-home market, it must compete for channel space on cable, DBS and wireless cable systems, many of which have limited available channel capacity. Although a simpler form of individualization can be achieved by the Company's using one channel of band-width, the more sophisticated applications of ACTV Programming currently require three to four channels of analog band-width. There is no assurance that cable, DBS and wireless operators will devote a sufficient number of channels of band-width to the Programming Technology in the future. Nor is there any assurance that the Company will be able to expand, unless cable, DBS or wireless operators continue to upgrade and increase their channel capacity by upgrading to digital systems. The digital technologies recently deployed and those currently under development would enable the Company to use the more complex applications of the Programming Technology since channel capacity would be greatly enhanced. The Company believes, although there can be no assurance, that the cable, DBS and wireless cable industry is, in general, moving in the direction of increasing channel capacity. The costs associated with such digital technology will result in substantial additional costs to cable, DBS and wireless operators. However, the Company's management cannot currently quantify such additional costs, which may adversely affect the Company's future operations. See "BUSINESS."

7. DEPENDENCE UPON LICENSEES AND JOINT VENTURERS. The Company has adopted as a business strategy the exploitation of the Programming Technology through licensing, the arrangement of joint ventures and by means of a direct sales force. While the Company has established a direct sales force of six salespeople and eight distributors, and intends to increase its direct sales forces, the Company will continue to be, in substantial part, dependent upon the ability of its licensees and prospective joint venture partners to offer products and services that are commercially viable. In addition, the Company, its licensees or joint venture partners will need to provide individualized programming to continue commercial cable operations, and they are dependent upon third parties for such programming. The Company will be dependent upon its ability, and that of its licensees and joint venture partners, to actively promote and distribute the Programming Technology and the products. There is no assurance that the Company's

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marketing  strategy will be  successful.  Further,  the Company may be adversely affected by the financial and business considerations of its licensees and joint venture partners.

The Company is engaged in an ongoing program designed to evaluate the Programming Technology as applied to the cable television market. The results of such programs cannot yet be determined. No assurance can be given that the results of the evaluation will be positive or that one or more of the markets which the Company is evaluating may prove to be viable for the Programming Technology.

There is a possibility that in the structuring of future joint ventures and license agreements that the licensees and joint venture partners may be granted interests in the Company, and or any of its subsidiaries, in the form of equity securities or options to acquire equity securities. See "BUSINESS -- Marketing and Program Production."

8. DEPENDENCE UPON SUPPLIERS OF PROGRAMMING. The Company is dependent upon the producers of linear programming that can be enhanced using the Programming Technology to create individualized ACTV Programs. To date, the Company has entered into agreements with thirteen such producers, but there can be no assurance that such agreements will provide the Company with sufficient programming appropriate for enhancement, that the Company will be able to develop additional sources of programming, or that the enhanced programs can be successfully marketed in an individualized format. See "BUSINESS - Marketing and Program Production."

9. GOVERNMENT REGULATION. The Company believes that neither its present nor any proposed commercial implementation of the ACTV Programming Technology on distance learning networks, closed circuit television systems, cable or DBS will require governmental license or approval. Certain broadcast applications may require governmental approval. No assurance can be given that applicable laws will not change. In the event such approval were to be required, there can be no assurance that the Company would be able to obtain such approval or the licenses required for the further implementation of the ACTV Programming Technology. See "BUSINESS - Government Regulation."

10. DEPENDENCE UPON KEY PERSONNEL. The Company has been largely dependent upon the efforts of William C. Samuels in his roles as Chairman of the Board, President, Chief Executive Officer and Director of the Company, David Reese as Executive Vice President, President of ACTV Entertainment and a Director of the Company, and Bruce Crowley, Executive Vice President, President of ACTV Interactive, Inc. and a Director of the Company. The Company has entered into five-year employment agreements with Mr. Samuels and Mr. Reese. The Company currently does not maintain "key employee" insurance on the lives of Messrs. Samuels, Reese or Crowley and there can be no assurance that such insurance would be available at an acceptable cost to the Company, should it seek to acquire such insurance in the future.

In order to compete in a marketplace with rapidly changing and expanding technology, the Company requires employees not only with extensive management experience, but also with certain technical abilities to direct the Company's continuing research and development efforts. While the Company believes that it currently employs such personnel, and that other persons could be retained in such capacities, there can be no assurance that if the Company were

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required to replace such  personnel,  it could  readily do so, or that,  even if such qualified replacements were retained, the development of the Company's business would not be delayed. See "BUSINESS -- Research and Development."

11. COMPETITION. The Programming Technology competes with many other forms of entertainment, education and information dissemination, many of which are significantly more established, including the standard television industry, the movie industry, cable television, programming services and other forms of
entertainment.   There  can  be  no   assurance   that   products  and  services
incorporating the Programming Technology will ever be established in the marketplace in a significant enough manner to make the Company profitable.

In addition, the Programming Technology may compete with other technologies described as interactive television, some of which may be developed or promoted by companies with resources significantly greater than the Company's. See "BUSINESS -- Competition."

12. DEPENDENCE ON EQUIPMENT SUPPLIERS. The Company does not intend itself to manufacture set-top converters, video servers, or other interactive devices. Currently, in the entertainment market, the Videoway terminal manufactured through LGV (as such term is hereinafter defined) is the only ACTV compatible analog set-top converter available to potential distributors of ACTV Programming. The Company has granted a license to General Instrument Corporation to manufacture a digital set-top terminal incorporating the Company's Programming Technology, which is expected to be available in the first half of 1997. The Company intends to grant licenses similar to those granted to LGV and General Instrument Corporation to other manufacturers that are selected by the future distributors of ACTV Programming. All of the ACTV classroom and distance learning systems that incorporate the Programming Technology and are sold by ACTV in the education market are manufactured by KDI Precision Products, Inc. ("KDI"). While the Company believes that KDI can produce sufficient systems to meet the anticipated needs of ACTV in the education marketplace, in the event that KDI were unable to supply the systems, there can be no assurance that the Company could produce sufficient systems or obtain sufficient systems from another manufacturer at an acceptable price. The inability of ACTV to obtain systems would have a material adverse effect on the education business of the Company. Similarly, the entertainment business could be materially affected if General Instrument's new digital set-top terminal is either late in its delivery to the market or is not widely adopted. There is no assurance that the Company will be successful in developing additional manufacturing licenses for the entertainment and education markets; the failure of the Company to do so would have a material adverse effect on the business of the Company. See "BUSINESS - Set Top Converters, Terminals and Other Interactive Devices."

13. NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES. Although the Company's Common Stock is quoted on NASDAQ and listed on the Boston Stock Exchange, there can be no assurance that the Company will be able to maintain such quotation or listing, or that, if maintained, a significant public market will be sustained. For continued listing on NASDAQ, the Company is required to maintain a minimum stockholders' equity of $1,000,000 and assets of $2,000,000. The Boston Stock Exchange's maintenance criteria require the Company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At June 30, 1996, the Company had stockholders' equity of $4,858,366 and assets of $6,676,200. The Company has continued to operate at a loss through the date of this Prospectus.

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In the event the Common Stock were delisted from NASDAQ,  trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board, in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Common Stock would be subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income
exceeding   $200,000  or  $300,000  together  with  his  or  her  spouse).   For
transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell their securities in the secondary market.

The Commission has also recently adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years),
(ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

Finally, all NASDAQ securities would be exempt from the recently-adopted regulations regarding penny stocks if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements.

14. EFFECT OF CONVERSION OF THE CONVERTIBLE PREFERRED STOCK; POTENTIAL COMMON STOCK ADJUSTMENT. The Convertible Preferred Stock entitles the holders thereof to convert such shares into shares of the Company's Common Stock. The exact number of shares issuable upon conversion of all of the Convertible Preferred Stock cannot currently be estimated, but, generally, such issuances of Common Stock will vary depending upon the market price of the Common Stock at the time of conversion as well as the period of time for which the holder holds

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the Convertible  Preferred Stock. The holders of common stock will be diluted by the conversion of the Convertible Preferred Stock and may be substantially diluted depending on the future market price of the common stock and how long the holder holds the Convertible Preferred Stock. Generally, the holder of the Convertible Preferred Stock will receive a discount from the market price of the Company's common stock as measured at the time the Convertible Preferred Stock is converted. Therefore, the longer a holder waits to convert the Convertible Preferred, the greater the discount.


15. NO DIVIDENDS. The Company has not paid any cash dividends on its Common Stock since inception and does not intend to pay cash dividends on its Common Stock for the foreseeable future. The Company has agreed with the holders of the Convertible Preferred Stock not to pay dividends on its common stock so long as any shares of said Convertible Preferred Stock is outstanding. The Company intends to follow a policy of retaining earnings, if any, to finance the development and expansion of its business.


16. PREFERRED STOCK AUTHORIZED. The Company's Board of Directors has the authority, without further action of the stockholders, to issue shares of preferred stock which have conversion, dividend, liquidation and voting rights that could adversely affect holders of Common Stock or could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future.

17. RULE 144 SALES. Of the shares of the Company's Common Stock presently outstanding, approximately 3.0 million are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and in the future may be sold only in compliance with Rule 144 or pursuant to registration under the Securities Act or pursuant to another exemption therefrom. For so long as the Registration Statement of which the Concurrent Prospectus is a part is current and effective, the shares being offered may be sold without regard to the volume limitations, described below, set forth in Rule 144. Generally, under Rule 144, each person having held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding shares of Common Stock, or the average weekly volume of trading of such shares of Common Stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least the three months immediately proceeding the sale and who has beneficially owned shares of the Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Of the restricted shares, a substantial number have been held by non-affiliates of the Company for more than three years or have been held by affiliates of the Company for more than two years. Actual sales, or the prospect of sales by the present stockholders of the Company or by future holders of restricted securities under Rule 144, or otherwise, may, in the future, have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor, and also could render difficult sales of the Company's securities purchased by investors herein.

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18.  CONTROL BY OFFICERS,  DIRECTORS AND PRINCIPAL  STOCKHOLDERS.  The Company's
officers and directors own, of record, 3,579,896 outstanding shares of Common Stock, assuming the exercise of all currently vested options and including shares beneficially owned pursuant to voting trust agreements. William C. Samuels, Chairman, President, Chief Executive Officer and a director of the Company, pursuant to a voting agreement, has voting control of the 2,341,334 shares of Common Stock owned of record by the Post Company. In addition, pursuant to a separate voting agreement, Mr. Samuels has voting control of the shares owned by Dr. Freeman. Consequently, Mr. Samuels has voting control over 3,321,917 shares of Common Stock, or approximately 26.7% of the outstanding shares of Common Stock, assuming issuance of 533,035 shares of Common Stock upon exercise of options. Accordingly, Mr. Samuels could have substantial influence over the affairs of the Company, including the election of directors.

19. POSSIBLE ACQUISITION OF CONTROL BY THE WASHINGTON POST COMPANY. Through March 17, 1997 (subject to extension in certain circumstances), the Post Company shall have the right to purchase from the Company, at a price which has not yet been determined, the amount of shares of Common Stock necessary to bring its percentage ownership of the total then outstanding shares of Common Stock to 51%. If the Post Company should choose to exercise its right, the purchase price would be established after arms-length negotiations between the parties. In the event that the parties fail to agree on a purchase price, the parties would seek an outside appraisal. If such right is exercised, the ability, pursuant to agreement, of William C. Samuels, Chairman, President and Chief Executive Officer of the Company, to vote the shares owned of record by the Post Company will terminate, and the Post Company will be able to control the affairs of the Company.

20. OUTSTANDING OPTIONS AND WARRANTS. As of the date of this Prospectus, the Company had granted options and warrants to purchase an aggregate of 3,006,218 shares of Common Stock that had not been exercised. Of the shares of Common Stock subject to these unexercised options and warrants, 10,000 may be purchased for less than $1.00; 12,000 may be purchased for between $1.00 and $1.99 per share; 652,718 may be purchased for between $2.00 and $2.99 per share; 1,824,000 may be purchased for between $3.00 and $3.99 per share; 440,000 may be purchased for between $4.00 and $4.99 per share; and 67,500 may be purchased for between $5.00 to $5.99 per share. To the extent that the outstanding stock options and warrants are exercised, dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be affected adversely, since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

21. POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Company's securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of the Company's securities.

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                                 USE OF PROCEEDS


The Company will not receive any proceeds from the sale of the Security Holders' Shares offered hereby. All proceeds from the sale of the Security Holders' Shares will be for the account of the Selling Security Holders described below. See "Selling Security Holders."


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                                    BUSINESS

GENERAL

ACTV, Inc. ("ACTV" or the "Company") has developed proprietary Programming Technologies (the "Programming Technology") that individualize television programming. ACTV's Programming Technology permits the delivery of individualized television, which, in the Company's view, significantly enhances the quality of most genres of television programming. ACTV's Programming
Technology provides instant and seamless changes in the live or prerecorded video picture and/or audio and/or graphics in response to the various selections supplied by each viewer. A specially prepared ACTV program (the "ACTV Program" or "ACTV Programming") is like a linear TV program, except that it appears to be individualized for each viewer. (Linear programs are standard television programs that can be viewed only as created and do not offer the viewer the option to make choices as to the content of the program or to respond to the contents of the program in an individualized way.) There is no limit to the number of viewers who can interact simultaneously with an ACTV Program.

ACTV's individualized programming is designed to work with both single and multiple channels of 6MHz band-width and with different modes of transmission: cable, direct broadcast satellite ("DBS"), wireless cable, broadcast systems and distance learning networks. It is compatible with one-way analog systems as well as the newer digital systems that have recently begun to be deployed.

ACTV's strategy is to generate revenues from the sale of ACTV Programming that it either owns, has licensed or that has been created by a third party under a license from ACTV, including fees paid by subscribers to premium cable networks in which the Company has an ownership interest. The Company's mission is to improve the quality of entertainment and education television programming.

The Company also believes that the Programming Technology can enhance the quality of television advertising by enabling the advertiser to customize each commercial for various audience segments. It is the Company's objective to seek advertiser support for its individualized home entertainment networks.

The chief markets presently targeted by the Company for the ACTV Programming Technology are in-home entertainment, education (with an emphasis on distance learning), site-based entertainment and Internet applications. The Company seeks to exploit these markets, principally in the U.S., through licensing the Programming Technology, by creating joint venture relationships, and by direct sales.

The Company has eleven subsidiaries, which include a national entertainment company, a national education company, a three-dimensional company, and six regional television networks: ACTV Entertainment, Inc., a New York corporation ("ACTV Entertainment") incorporated on March 9, 1988, ACTV Interactive, Inc., a Delaware corporation incorporated on July 8, 1992, 3D Virtual, Inc., a Delaware corporation incorporated on July 20, 1995, The Los Angeles Individualized Television Network, Inc., a Delaware corporation incorporated on March 7, 1995, The San Francisco Individualized Television Network, Inc., a Delaware corporation incorporated on December 22, 1995, The Chicago Individualized Television Network, Inc., a

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Delaware   corporation   incorporated   on  December  22,  1995,  The  New  York
Individualized Television Network, Inc., a Delaware corporation incorporated on December 22, 1995, The Atlanta Individualized Television Network, Inc., a Delaware corporation incorporated on December 22, 1995, The Texas Individualized Television Network, Inc., a Delaware corporation incorporated on July 31, 1996, ACTV Holdings, Inc., a Delaware corporation incorporated on August 8, 1996, and ACTV Financing, Inc., a Delaware corporation incorporated on August 8, 1996. Unless otherwise indicated, all references in this Prospectus to the Company or ACTV include ACTV and its eleven subsidiaries.

ACTV was incorporated under the laws of the State of Delaware on July 24, 1989. The Company is the successor, by merger effective November 1, 1989, to ACTV, Inc., a California corporation, organized on July 11, 1983. The Company's executive offices are located at 1270 Avenue of the Americas, New York, New York 10020, telephone number (212) 262-2570.

ENTERTAINMENT

The Company anticipates that its individualized programming will be launched through regional premium cable programming services that are advertiser-supported, with monthly subscription prices comparable to other U.S. premium channels.

In March 1995, the Company formed The Los Angeles Individualized Television Network, Inc., one of its wholly-owned operating subsidiaries, to operate the Company's individualized television trial in Southern California and the planned regional television network that would roll-out to the potential 4.8 million sports subscribers in the region that reaches from Los Angeles to San Diego and Phoenix, if the trial is successful.

The trial, which marked the introduction of the Company's first U.S. regional individualized network (the "Regional Network"), commenced in the Los Angeles area in May 1995. The trial involves 1,000 cable subscribers and will run throughout 1996 and may extend into 1997. The Regional Network enhances existing programming and offers new individualized content.


Programming for the Regional Network is being provided to ACTV by Fox Sports West (formerly Prime Sports West), a unit of Fox Sports Net, which is a joint venture of TeleCommunications, Inc.'s ("TCI") Liberty Media and the News Corporation. Fox Sports West has 4.8 million subscribers in the Southwest region of the U.S. Fox Sports West is providing the Company with access to all its regional sports programming at no cost to the Company. Similarly, Cable News Network, Inc. ("CNN") provides, at no cost to the Company, access to Prime News, Sports Tonight, Inside Politics and other selected shows. In addition, The Game Show Network ("GSN"), a subsidiary of Sony Entertainment, Inc. ("Sony") provides GSN programming, Viacom's Nickelodeon provides children's programming, and Rainbow Programming's Much Music USA provides music programming, each at no cost to the Company in return for consumer research, pursuant to agreements entered into in November 1995, May 1996 and August, 1996, respectively. The cable operator for the Regional Network is TCI of Ventura County.


In  all  cases,  the  Company  is  responsible  for  the  incremental   content,
transmission, delivery and master control costs incurred in connection with the enhancement of the Fox Sports West, CNN,

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Sony, Nickelodeon and Much Music programming.

The Company entered into the arrangement with Fox Sports in February 1994, with respect to the Regional Network. Assuming future commercialization of a regional network in the footprint of Fox Sports West no later than December 31, 1996, Fox Sports West would receive an exclusive in its footprint for sports programming and the companies will pursue a business understanding of revenue sharing anticipated to include a license fee paid to Fox Sports West for each subscribing household on a monthly basis.

The Company entered into the agreement with CNN in August 1995 with respect to the Regional Network. Upon commercialization, CNN and ACTV will negotiate a royalty agreement and/or advertising split for use of CNN programming. In addition, CNN shall receive protection until December 31, 1997 to become ACTV's exclusive provider of national and international news. CNN will also be given the opportunity to be an equity investor in any new regional networks created by ACTV.

Regional Network viewers, in addition to sports, news, game shows and children's programming, are able to individualize education programs produced by ACTV.

The Company plans, assuming a successful test phase, to direct initial marketing of the Regional Network toward the cable operators in Fox Sports West's footprint that are buying digital set-top boxes. In addition, expansion could follow in other Fox Sports Net regional markets. The Company has established five new wholly-owned subsidiaries that would serve as additional regional individualized networks covering the San Francisco, Chicago, New York, Atlanta and Texas regions in the event that the Company decides to expand and provide the services provided by the Regional Network in other regions across the U.S. To date, the five new wholly-owned subsidiaries have not engaged in any business activities, nor does the Company have any present intention to launch their activities. The Regional Network, and any expansion plans related thereto, is part of the Company's plan to develop the entertainment division of its business, which to date, does not generate any revenue for the Company. There can be no assurance that the results predicted with respect to the Regional Network will be realized, or if realized, will generate significant revenues for the Company.

ACTV first introduced its individualized programming applications for entertainment outside the United States through a 1987 license with Le Groupe Videotron, Ltee. ("LGV"), the second largest Canadian cable/broadcast television company. The license was modified in June 1993. See "Reorganization of ACTV Entertainment LGV Agreements."

EDUCATION

ACTV's principal strategy in education is to become the leading individualized programming technology in the developing field of distance learning, in which ACTV Programming, both live and pre-recorded, can be transmitted simultaneously to multiple sites in a satellite, fiber or microwave network.

ACTV is currently developing new two-way analog and digital programming technologies for

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distance learning.  This is a  point-to-multipoint  interactive broadcast system that can deliver prerecorded interactive lessons or integrate interactive segments into live distance learning lessons. By using a simple remote control, the student is able to alter program content to suit specific needs and interests. Students receive individualized responses to their input, and at the end of the lesson, the classroom teacher receives a printout of the performance of each class member.

ACTV's new distance learning system is being commercially introduced, with an installation in Georgia, that the Company believes will represent one of the industry's most advanced distance learning projects. ACTV and the State of Georgia have entered into an agreement through which ACTV's distance learning system and software will be integrated into the Georgia Statewide Academic and Medical System ("GSAMS"), an existing fully interactive service providing audio, video and data to classrooms.

In addition, 127 individualized television titles have been produced and introduced into the kindergarten to 12th grade market. The programs focus on reading, math, and vocational education. To date, programs have been sold to approximately 300 different schools across the U.S., along with an ACTV classroom system -- a terminal with compatible ACTV Programming functionality that currently permits up to 24 students in a classroom to view single channel ACTV Programs simultaneously. Education products are marketed through a direct and distributor sales force.

Individualized programming is produced jointly through license agreements with educational publishers, including Turner Educational Services, Inc. ("Turner"), Phoenix, Bergwall, AIT, AIMS, Hasty Pudding and TakeOff.

In 1995, the Company also signed a distance learning agreement with General Instrument Corporation ("GI"). ACTV's Programming Technology for distance learning will be integrated with GI's DigiCipher(R) system. The new digital system will be called "DigiCipher/ACTV Distance Learning System" and will allow programming networks to develop individualized programming and distribute it digitally to their customers.

The Company markets its products through its wholly owned subsidiary ACTV Interactive, Inc., which was formed in 1992. Originally a joint venture general partnership with the Washington Post Company (the "Post Company") , ACTV Interactive became a wholly owned subsidiary of the Company in March 1994.

SITE-BASED ENTERTAINMENT AND INTERNET APPLICATIONS

In January 1995, the Company granted an exclusive license to Greenwich Entertainment Group ("The Greenwich Group") for the use of its Programming Technology in the theater environment, specifically in shopping malls, museums and entertainment centers. In April 1996, the Company invested approximately $250,000 in the Greenwich Group.

The Company will receive an 8% to 10% royalty of annual ticket sales per theater, dependent upon each theater's volume. The Company will receive a minimum royalty of $200,000 in 1996, $500,000 in 1997, $1,000,000 in 1998,
$1,250,000 in 1999 and $1,500,000 in the year

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2000 and  thereafter.  If the minimum is not paid,  the Company has the right to cancel its license as to future theaters or to require the Greenwich Group to issue ACTV such number of The Greenwich Group shares of common stock equal to the unpaid portion of the royalty payment divided by the most recent price per share paid for a share of such common stock.

The first theater opened in the Mall of America in Minneapolis, Minnesota on November 18, 1995. Recently, the Greenwich Group reached an agreement with United Artists Theatre Circuit ("UA") to build one to five theaters within UA's entertainment complexes. The first theater will be built in the Meadows Mall in Denver, Colorado. The Greenwich Group will need to raise additional capital in order to complete this project.

In July 1995, the Company established a new wholly-owned subsidiary, 3D Virtual, Inc., to explore the commercial possibilities of integrating three-dimensional ("3D") technology and the Company's Programming Technology, using new technology for which a patent is currently pending. Initial business activity for the development of a prototype will be completed by the end of 1996.

In December 1995, the Company entered into a joint venture agreement with EarthWeb, Inc., a developer of internet technologies and a pioneer in JAVA(TM) language applications, to develop new joint internet software applications. The first program being developed, HyperTV, will enable television producers to launch web pages that directly correspond to their video content during a broadcast.

ACTV PROGRAMMING TECHNOLOGY

The ACTV Programming Technology provides instant and seamless changes in the live or prerecorded video picture and/or audio and/or graphics based on various selections made by viewers. The program appears to be a standard TV program, as if it were individualized for each viewer. Viewer selections are made through a four button remote control, thereby limiting the viewer's number of choices when inputting each response to four answers previously anticipated by the program's creators.

ACTV's process of creating individualized television programming involves viewer selection from a multiple number of frame-synchronized video, graphics, and/or audio signals delivered at one time. The viewer sees and/or hears only one of the signals at a given moment; the other signals are transparent. Using a remote control, the viewer interacts with the television by making selections or decisions called for by the specially prepared programming. In response to viewer's inputs, the ACTV Programming Technology automatically switches at pre-determined intervals among various segments of the multiple signals. In one-way analog or digital transmission, this switching will occur in the viewer's cable box, while with two way transmission, it may occur at the source of the transmission. The viewer cannot detect when such a switch takes place because it occurs instantly and with frame accuracy.

The results appear seamless and uninterrupted -- for the viewer the programming is completely individualized. Although an individualized program and its associated branches are taped in a normal linear fashion, the program, when shown, has thousands of possible permutations and combinations available for each viewer to experience. The particular version seen is based on

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each viewer's  individually selected preferences and inputs. An unlimited number of independent viewers can interact with an ACTV Program simultaneously.

The set-top's central processing unit ("CPU") receives digital information from codes embedded into the video program material. It thus maintains "memory" on the progress of the viewer and provides automatic branching. At appropriate times during the program, the CPU will make branch switches automatically, accumulate data, recall information, create graphics and/or implement a pre-programmed set of instructions.

In single channel analog (6MHz of band-width) applications, ACTV's Programming Technology can individualize audio and/or graphics, based on multiple signals. When additional analog channels of band-width are available, video can be individualized as well. In digital systems multiple video, audio and graphics can be individualized in 6MHz of band-width.

To develop individualized programming the Company generally seeks to form joint ventures or licensing agreements with producers of standard linear shows or with networks that have rights to such shows. ACTV Programming can be created in a number of ways: enhancing existing programs that have been produced in a standard linear format, adding "piggy-back" branch alternatives during the shooting of ongoing shows, or creating entirely original productions that are solely for ACTV's purposes.

The cost of ACTV original productions has been on average approximately 20% higher than a linear version of the same program of comparative length. However, production costs are significantly lower than regular linear television shows when existing material can be enhanced, or when productions are "piggy-backed." Production costs vary significantly based upon the nature and type of programming to be produced. An advantage of individualized programming is its higher repeatability, as compared to standard programming, since an individualized program's cost can be amortized over a greater number of showings.

The types of entertainment programs that the Company plans to emphasize are sports, news, education, game shows, children's programs and music. The Company envisions that its in-home services will be supported by individualized advertising. The programming focus for education is reading, math and vocational education. Examples of ACTV Programming are:

1) Sports. Sporting events in the ACTV individualized format allow each viewer in essence to become the director of the program by selecting close-ups, wide angle shots, replays, statistics, player interviews and other features as may be provided. ACTV's Programming Technology also allows the viewer to respond to questions posed throughout the game. The system's memory records these responses and winners may be offered promotional premiums, such as tickets to future games.

2) News. In the first segment of a news program, viewers can choose between in-depth follow-ups of headline stories. Later in the program, viewers can choose segments on different categories of news (international, financial, entertainment, politics, etc.).

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3)  Children's  Programs.  ACTV's  Programming  Technology  allows  children  to participate in television programs by answering questions from the characters on screen, giving the characters advice -- even changing the plot of the program. In addition to this dialogue children can have with the characters, children can also be asked to predict the outcome of events, or as with sports, see an event from different angles.

4) Music. Viewers are able to select a particular music video they want to see, or the order they want to see them. Viewers may also choose to see the lyrics of a music video, or access other information about the musicians. In addition, with live or prerecorded concert performances, viewers can select from up to four camera angles in a manner similar to live sports broadcasting.

5) Game Shows. The Programming Technology allows game show viewers to actively participate in the game. They can decide which celebrity team to play on, enter their answers and receive individualized responses to their choices. The system's memory ability keeps the viewers informed of their performance and provides final results at the conclusion of the show. This provides advertisers and sponsors with the opportunity to offer promotional premiums to viewers with the best scores.

6) Advertising. ACTV's Programming Technology offers television advertisers unique opportunities to target their message. Commercials can be targeted demographically: men, women, boys and girls can all see different commercials during the same commercial break. By asking the viewer basic questions at the beginning of the program, the ACTV Programming Technology can recall this information during a commercial break and, based upon such information, send the viewer the appropriate advertisement. A second advantage for advertisers is the concept of individualized commercials. For example, before a commercial break in a sporting event, viewers are asked which type of car they would like to hear about: sedan, truck, sport utility or luxury sedan. ACTV's Programming Technology records this choice, then sends the appropriate commercial to each viewer. This same choice can be recalled at a later commercial break to provide additional information.

7) Live Distance Learning. Distance learning ("DL") networks typically involve a teacher broadcasting a lesson to dozens or even hundreds of remote classroom sites. ACTV's Programming Technology for DL allows the DL teacher to create questions or offer choices relating to the lesson and pre-record individualized responses. At selected points in the lesson, the DL teacher can initiate the questions and interactions, with each student across the network receiving individualized responses. In addition, the ACTV Programming Technology gives the teacher immediate feedback on the students' responses, allowing the teacher to pace the lesson accordingly. The system's memory component can recall each student's performance throughout the entire semester, giving the teacher a detailed accounting of their progress.

8) Educational Programming. Younger classroom students learn basic reading and math skills, and older students learn vocational and career skills, in pre-recorded individualized television programs using the ACTV Programming Technology. Just as in the case of the DL programming, as the pre-recorded television program progresses a teacher appears on screen and asks the students questions about the material presented. Students respond to the questions, then receive individualized feedback based on their answers. At the end of the lesson, the

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classroom  teacher receives a report detailing the results of the performance of the entire class, as well as the performance of each individual student.

RESEARCH AND DEVELOPMENT

The Company is engaged in a field characterized by extensive research efforts and rapid, significant technological change. During 1993, the Company began its current research and development projects, relating primarily to the development of a new analog/digital two-way distance learning system. There can be no assurance that research or development by others will not render the Programming Technology obsolete or that the research and development performed by the Company and/or its licensees and joint venture partners will continue or will be successful. The Company entered into a collaborative agreement in August, 1995 with The David Sarnoff Research Center ("Sarnoff") to investigate and potentially develop digital applications of the Programming Technology. Currently, the Company, Sarnoff, and General Instrument Corporation ("GI") are working together to incorporate ACTV's programming technology into GIs new MPEG-2 digital terminal.

The Company expended approximately $500,000 in the six months ended June 30, 1996 related to these research and development projects and may spend an additional $500,000 during the remainder of 1996.

GOVERNMENT REGULATION

The Company believes, on the basis of its review of current legislation and regulations that neither its present nor any proposed commercial implementation of the ACTV Programming Technology on distance learning networks, closed circuit television systems, cable or DBS will require governmental license or approval. Certain broadcast applications may require governmental approval. No assurance can be given that applicable laws will not change. In the event such approval were to be required, there can be no assurance that the Company would be able to obtain such approval or the licenses required for the further implementation of the ACTV Programming Technology.

MARKETING AND PROGRAM PRODUCTION

The primary markets targeted by the Company for the ACTV Programming Technology are in-home entertainment, education (with an emphasis on distance learning), and site-based entertainment. The Company seeks to exploit these markets principally in the U.S. through licensing the Programming Technology, by creating joint venture relationships, and by direct sales. To date, the Company's capital requirements to develop the Programming Technology, produce ACTV Programming, develop marketing approaches and strategic alliances, and to cover costs of sales and general and administrative expenses, have been significant, resulting in an accumulated deficit as of June 30, 1996 of approximately $34.4 million.

The Company will continue to implement a marketing program consisting of the employment of sales and marketing personnel, contracting with sales and marketing consultants, and the use of promotional efforts, including product demonstrations and participation in trade shows and conferences. The Company currently has two entertainment marketing executives, six

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educational sales people and eight educational distributors.

In entertainment, the Company has licensed the Programming Technology to LGV and The Greenwich Group and continues to seek other licensees and joint venture partners both in and outside the United States. Since 1993, ACTV has not been active with LGV in Canada and Europe and no longer receives any royalty income from the license. The Company is and will continue to be dependent upon the ability of licensees and joint venture partners to offer products and services that are commercially viable, and to actively promote and distribute the Programming Technology.

The Greenwich Group has licensed the Programming Technology for use in the theater environment, principally in shopping malls. The first children's theater opened in the Mall of America in Minneapolis, Minnesota, on November 18, 1995, and the second is in the process of being built in the Meadows Mall in Denver, Colorado.

In March 1995, the Company formed The Los Angeles Individualized Television Network, Inc., one of its wholly-owned operating subsidiaries, to operate the Company's individualized television trial in Southern California and the planned regional television network that would roll-out to the potential 4.8 million sports subscribers in the region that reaches from Los Angeles to San Diego and Phoenix, if the trial is successful.

The trial, which marked the introduction of the Company's first U.S. regional individualized network (the "Regional Network"), commenced in the Los Angeles area in May 1995. The trial involves 1,000 cable subscribers and will run throughout 1996 and may extend into 1997. The Regional Network both enhances existing programming and offers new individualized content.

Programming for the Regional Network is being provided to ACTV by Fox Sports West, a unit of Fox Sports Net, CNN, GSN, Nickelodeon and Rainbow Programming's Much Music USA. Fox Sports West has approximately 4.8 million subscribers in the Southwest region of the U.S. The cable operator is TCI of Ventura County. See "BUSINESS - Entertainment."

The Company has established five new wholly-owned subsidiaries which would serve as additional regional individualized networks covering the San Francisco, Chicago, New York, Atlanta and Texas regions in the event that the Company decides to expand and provide the services provided by the Regional Network in other regions across the U.S. To date, the five new wholly-owned subsidiaries have not engaged in any business activities, nor does the Company have any present intention to launch their activities. There can be no assurance that the results predicted with respect to the Regional Network will be realized, or if realized, will generate significant revenues for the Company.

The Company, its licensees or joint venture partners must produce and/or provide individualized programming for the Company to continue commercial entertainment operations in the U.S. For the most part, the Company, its licensees and joint venture partners are dependent upon third parties as sources for the linear programming that is to be enhanced into ACTV Programming. For the entertainment market, all programming to date has been produced either through LGV or by the Company itself.

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With respect to the  education  market,  the Company has executed  non-exclusive agreements with seven entities to obtain linear programming that it can enhance to create ACTV Programs. Linear programs are standard television programs that can be viewed only as created and do not offer the viewer the option to make choices as to the content of the program or to respond to the program in an individualized way.

The Company has entered into agreements with Turner Educational Services, Inc., Phoenix Learning Group, Bergwall Productions, Inc., The Hasty Pudding Puppet Co., AIMS Media, Agency for Instructional Technology ("AIT") and Takeoff/Video Educational Excellence. Each of these agreements gives ACTV worldwide, perpetual marketing rights (except for the AIT agreement, which limits the rights to 15 years) to the programming produced. The companies are to receive quarterly royalties, based on the number of units of ACTV Programs sold.

There can be no assurance that the Company will be successful in reaching agreements with licensees and joint venture partners, that the Company's strategy of marketing the Programming Technology through its licensees and joint venture partners will be successful, or that the methods that its licensees and joint venture partners choose to market the Programming Technology will be successful. Further, the Company may be adversely affected by the financial and business considerations of its licensees and joint venture partners. Future joint venture and license agreements may provide that the licensees and joint venture partners will receive equity interest in the Company and/or its subsidiaries.

SET-TOP CONVERTERS, TERMINALS, AND OTHER INTERACTIVE DEVICES

The Company does not intend to manufacture set-top converters, terminals, video servers, or other interactive devices.

In the entertainment market, ACTV signed, on June 8, 1993, a 20-year, non-exclusive, royalty-free manufacturing license with LGV. The Videoway terminal manufactured through LGV is an analog ACTV-compatible set-top converter available to potential distributors of ACTV Programming. In April 1996, ACTV and General Instrument Corporation ("GI") signed a non-exclusive manufacturing agreement for GI's MPEG-2 digital terminal. The digital terminals are scheduled for delivery in mid-1997. The Company intends to grant licensees similar to those granted to LGV and GI to other manufacturers that are selected by the future distributors of ACTV Programming.

ACTV's Programming Technology can work with different modes of transmission (cable, DBS and broadcast), and is compatible with commonly available one-way, analog systems. In addition, it is compatible with the newer digital systems that are just starting to be deployed. Therefore, there are many ways to design a distribution system that is compatible with ACTV Programming functionality. The Company believes that the incremental cost of adding ACTV Programming functionality will not be significant in digital systems.

There can be no assurance that the Company will be successful in developing additional manufacturing licenses.

In the education market, the Company entered into an arrangement in March 1995, with General

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Instrument  Corporation ("GI") pursuant to which ACTV's  Programming  Technology for distance learning will be integrated with GI's DigiCipher system. The DigiCipher is a digital decoder used by many distance learning networks that distribute their television signal digitally and require that the signal be decoded at their downlink sites. The new digital system will be called "DigiCipher/ACTV Distance Learning System," and will allow programming networks to develop individualized programming and distribute it digitally to their customers. Under the arrangement, the companies will cooperate technically, each paying its own costs, and GI would receive any revenues generated from the DigiCipher decoder while the Company would receive any revenues generated from the distance learning unit. At present, the Company and GI's concerted research and technical work toward the development of the new digital system is in its initial stage and will take most of the remainder of 1996 to complete. There can be no assurance that the new digital system will be developed, or if developed, that it will generate significant revenues for the Company.

The Company executed a non-exclusive agreement in June 1992 with KDI Precision Products, Inc. ("KDI") to manufacture ACTV's classroom and distance learning systems, with compatible ACTV Programming functionality. KDI sells the systems to ACTV at prices and in accordance with a delivery schedule agreed upon from time to time. KDI also is a distributor of components such as television monitors, VCRs, remote controls, printers and cabinets used in conjunction with the systems. The agreement is subject to automatic renewal for additional one-year terms unless terminated by either party on six-months' written notice.

KDI is currently the only manufacturer of the classroom and distance learning systems. The Company believes that KDI can produce sufficient systems to meet the anticipated needs of ACTV in the education marketplace. In the event that KDI were unable to supply the systems, there can be no assurance that the Company could produce sufficient systems or obtain sufficient systems from another manufacturer at an acceptable price. The inability of ACTV to obtain systems would have a material adverse affect on the business of the Company.

CONSOLIDATION OF EDUCATIONAL PARTNERSHIP INTO ACTV

On July 14, 1992, ACTV Interactive, Inc. entered into a partnership agreement with Post-Newsweek Education, Inc., a wholly-owned subsidiary of the Post Company, pursuant to which ACTV Interactive was formed as a Delaware general partnership, for the purpose of selling products and services incorporating the ACTV Programming Technology to the education market. The Post Company received a 51% interest in ACTV Interactive; ACTV Interactive, Inc., a wholly-owned subsidiary of the Company, received a 49% interest in ACTV Interactive.

In connection with the formation of the partnership, the Company entered into a license agreement (the "License Agreement") with ACTV Interactive. Pursuant to the License Agreement, ACTV Interactive was given licenses to exploit certain of the Company's patents and related technology (collectively the "Patents") in the creation and distribution of educational programming. The License Agreement provided that the Company receive five percent (5%) of all revenues generated by ACTV Interactive.

On March 11, 1994, the Company purchased the Post Company's full 51% interest in ACTV Interactive for consideration of $4.5 million, consisting of $2.5 million in cash at closing and

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a $2 million  promissory  note.  The note was paid in full in October 1995.  The consideration paid by the Company for the Post Company's full 51% interest in ACTV Interactive was determined after arms-length negotiations between the parties. The Company and the Post Company agreed to the amount of such consideration without receiving a valuation from a disinterested third party.

REORGANIZATION OF ACTV ENTERTAINMENT AND THE LGV AGREEMENTS

In March 1988, the Company formed ACTV Entertainment as an equal stockholder with a subsidiary of LGV, Videotron Technologies Ltd. The Company granted to ACTV Entertainment the exclusive right to use the Company's Programming Technology in the United States DBS, cable and broadcast television markets.

On June 8, 1993, LGV withdrew from its ownership in ACTV Entertainment, and the Company became the sole shareholder of ACTV Entertainment under the terms of an agreement with the subsidiary of LGV, thereby settling all outstanding legal disputes between the companies.

While ACTV gained full ownership and control of ACTV Entertainment in the settlement, it did agree to give up the royalty income it was receiving from its Videoway terminal license with LGV for Canada and Europe ($3.00 per user per year). Simultaneously with the June 8, 1993 change in ownership of ACTV Entertainment, the 1987 LGV exclusive foreign license for Canada, Europe and the Soviet Union was renegotiated. The new license provides LGV with a 20-year, non-exclusive, royalty-free license to manufacture its Videoway terminal with compatible ACTV Programming functionality. Videoway is an analog cable converter box capable of providing a variety of advanced services, including standard cable tuning and decoding capabilities, access to videotext, closed-captioning, data banks, video games, software downloading and electronic mail. LGV is not currently producing ACTV Programming in Montreal and is in the process of selling its London, England cable systems.

The modified license also allows LGV to produce ACTV Programming itself for a certain number of potential Videoway subscribers in Canada (1,300,000), Europe (500,000), and the United States (500,000). The license is subject to the condition that neither LGV nor its sub-licensees receive any royalty or other fees with respect to ACTV Programming, except for promotion and direct production expenses paid by LGV. Any royalties from third parties will be paid exclusively to ACTV.

The Company and LGV entered into their original agreement during the infancy of the development of interactive television. LGV had developed its Videoway TV set-top converter, which, among other things, enabled it to provide its subscribers with interactive capabilities. The arrangement provided the Company with an outlet for its ACTV Programming while providing LGV with interactive product for its Videoway converter. As both companies developed, however, their missions began to diverge: LGV wanted to market its Videoway converter in the United States, and was less interested in the actual production of ACTV Programming, while the Company was interested in expanding its programming capacity and in making its ACTV Programming available for use with set-top converters manufactured and distributed by others.

The restructuring of the relationship with LGV enabled both companies to focus on their respective goals, in that LGV now has the non-exclusive right to market the Videoway converter in the United States, and the Company has control of ACTV Programming development. See "Reorganization of ACTV Entertainment and the LGV Agreements."

PATENTS, APPLICATIONS, AND PROPRIETARY TECHNOLOGY

The Company has sought to protect the proprietary features of the Programming Technology it employs through patents, copyrights, confidentiality agreements, and trade secrets both in the United States and overseas. As of the present time, the United States Patent and Trademark Office has issued eleven patents, with six additional patents pending, three of which name Dr. Michael Freeman, the Company's Advanced Product Development Liaison, as an inventor thereof, and two of which name Dr. Freeman and Gregory Harper, former President -- Technology Consulting Group, and one of which named Richard Bennett, who is not affiliated with the Company, as inventors thereof. The patents, which deal with different aspects of the ACTV Programming Technology, expire at various dates from 1998 to 2013.

Corresponding patents for some of the above U.S. patents have been granted or are pending in Canada, Japan, Australia and the European Patent Office. When a patent is granted by the European Patent Office, and upon the filing of appropriate translations, protection will be available in the designated European countries. The Company believes such patents will strengthen its competitive position in the aforementioned countries.

Dr. Freeman, Mr. Harper and Mr. Bennett have assigned to the Company all right, title, and interest in and to the above U.S. patents and any corresponding foreign patents or applications based thereon. In addition, Dr. Freeman has agreed to assign to the Company the rights and title in and to all future patents and applications, and any corresponding foreign patents or application relating to the ACTV Programming Technology.

There can be no assurance that the patents held by the Company are enforceable, particularly in view of the high cost of patent litigation, nor can there be any assurance that the Company will derive any competitive advantages therefrom. To the extent that patents are not issued for any other products developed by the Company, the Company would be subject to more competition. The issuance of patents may be insufficient to prevent competitors from essentially duplicating the Company's products by designing around the patented aspects. In addition, there can be no assurance that the Company's products will not infringe on patents owned by others, licenses to which may not be available to the Company, nor that competitors will not develop functionally similar products outside the protection of any patents the Company has or may obtain.

The Company requires each of its employees, consultants and advisors to execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship with the Company. These arrangements generally provide that all inventions, ideas, and improvements made or conceived by the individual arising out of the employment or consulting relationship shall be the exclusive property of the Company. This information shall be kept confidential and not disclosed to third parties, except by consent of the Company or in other specified circumstances. There can be no assurance, however, that these agreements will provide effective protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

COMPETITION

The development of new television applications and services is highly competitive. The Company competes within the television industry with many other applications that are considered interactive. Moreover, the Company also competes with other forms of entertainment and educational programming, many of which are much more established, including standard television programming and the growing CD-ROM market. Among the Company's competitors in both the area of interactive television and in other media are companies that have greater financial, technical and marketing resources than the Company.

At the present time, there are a number of different interactive television applications that have been developed or are under development by others that might be considered to be competitive with the Company's Programming Technology. These other interactive applications in general are delivered via cable television, or through play-along devices that are attached to the television. To the best of the Company's knowledge, none of the point to multi-point systems based on these technologies allows the viewer to affect what is seen on the television in the same manner or to the extent of the ACTV Programming Technology.

The new television  applications can be classified into six primary  categories:
(1) information and channel guide services, (2) transactional services, (3) quantity/video-on-demand, (4) separate device play-along, (5) video games and
(6) individualized TV.

ACTV fits in the individualized TV category. Only individualized television allows every television viewer to interact personally with and change the TV program itself. Within the limits of the programmed choices, each sports fan can watch the action the way he or she chooses, and each child receives individual instructions based on his or her own response to the on-screen teacher.

ACTV's process of creating individualized television programming involves viewer selection from a multiple number of frame-synchronized video, graphics, and/or audio signals delivered at one time. The viewer sees and/or hears only one of the signals at a given moment; the other signals are transparent. Using a remote control, the viewer interacts with the television by making selections or decisions called for by the specially-prepared programming. Based on a viewer's inputs, the ACTV Programming Technology, which uses the set-top's CPU, automatically switches at pre-determined intervals among various segments of the multiple signals. The viewer cannot detect when such a switch takes place because it occurs instantly and with frame accuracy.

The results appear seamless and uninterrupted -- for the viewer the programming is completely individualized. Although an individualized program and its associated branches are taped in a normal linear fashion, the program, when shown, has thousands of possible segment combinations available for each viewer to experience. The particular version one sees is based on individually selected preferences and inputs. An unlimited number of independent viewers can interact with an ACTV Program simultaneously. See "ACTV Programming Technology."

A summary of each of the other new applications follows:

1) Information and Channel Guide Services This form of interactivity enables the television to serve as a tool for information accessibility and retrieval. The most immediate application is for channel guide services, which allow viewers to easily determine the locations of programs in an expanded channel universe.
Information services include access to large external text and graphic information databases.

2) Transactional Services This application allows the television viewer to purchase merchandise displayed on-screen by pressing a button on his or her remote control. Transactional services could be in the form of a home shopping program or an addendum to a commercial. Through their television sets, viewers may receive video, still pictures, text or audio about the selected products.

3) Quantity/Video on Demand Cable and DBS systems that incorporate digital television delivery will be able to offer substantially more channels than their analog predecessors. Programs transmitted digitally can be randomly accessed through menu selection items. Extensive pay-per-view movies could be made available, popular shows might be aired at many different starting times, and the viewer could purchase, on an a la carte basis, television shows following their initial air date on broadcast or cable TV.

4) Separate Device Play-Along This application allows viewers to play along with television programs such as game shows or sporting events. The viewer has a separate controller that receives information about the show in progress and either displays it on the controller itself, or overlays television pictures with text and/or graphics. Players can compete with the on-screen contestants for prizes. Although the TV programming itself is unchanged, game players at home see their results displayed on the play-along device's screen.

5) Video Games Interactive television services will allow a user to call up video games through the cable TV box. Historically, video games have been delivered on cartridges inserted into special-purpose terminals attached to a television set.

Since the Company's business strategy depends in large part on its ability to attract joint venture partners and/or licensees, the Programming Technology must be more appealing to potential joint venture partners or licensees than other technologies that currently exist, are now under development or may be developed in the future.

EMPLOYEES

At June 30, 1996, the Company employed 28 full-time employees. The Company believes that its relationships with its employees are generally satisfactory.

PROPERTY

The Company and its subsidiaries maintain their principal and executive offices at Rockefeller Center, 1270 Avenue of the Americas, New York, New York, where they lease approximately 6,300 square feet at a rent of approximately $17,400 per month pursuant to a lease that expires in

January 2001. The lease may be terminated by the Company beginning in May 1999 by paying an early termination fee to the landlord. the Company maintains an engineering staff and an editing studio at 1600 Broadway, New York, New York, where it leases approximately 2,500 square feet at a rent of $3,450 per month, pursuant to a lease that expires in December 1999. The lease agreement provides for cancellation by either party with no penalty at the end of 1996. In addition, the Company maintains offices at 9454 Wilshire Boulevard, Beverly Hills, California, which are leased on a month-to-month basis for approximately $1,350 per month by The Los Angeles Individualized Television Network, Inc. The Company believes its current facilities are suitable and adequate, and that they provide the productive capacity necessary for the performance of the operations of the Company. None of the Company's properties is leased from affiliated persons.

LEGAL PROCEEDINGS

In March 1988, LGV and the Company formed ACTV Entertainment, in which they were to be equal stockholders, each owning 50 shares of Common Stock. The parties also entered into a license agreement regarding the use of the Programming Technology by LGV in Canada, Europe and the Soviet Union. LGV had pledged 28.5 of its shares to secure two $4,000,000 payments it was to have made upon the occurrence of certain conditions. The parties had a dispute as to whether such conditions had been met, the payments were not made, and ACTV foreclosed on the
28.5 shares. An arbitration was commenced and subsequently stayed, pending settlement discussions between the parties. On June 8, 1993, the parties reached a settlement pursuant to which ACTV became the sole stockholder of ACTV Entertainment and the license agreement between the parties was modified. See "-- Reorganization of ACTV Entertainment and the LGV Agreements."

In August, 1993, a lawsuit was commenced against the Company by Nolan Bushnell in the United States District Court for the Southern District of New York, seeking damages in the amount of $290,872, plus interest on such amount from April 1986, arising out of an alleged payment by plaintiff of a guaranty of an equipment lease of the Company. On April 25, 1994 the Company entered into a Settlement Agreement with Nolan Bushnell and Catalyst Technologies, a sole proprietorship owned by Mr. Bushnell, pursuant to which (a) the lawsuit commenced by Mr. Bushnell in connection with his guaranty of an equipment lease ($290,872) was withdrawn, and (b) Mr. Bushnell and Catalyst Technologies relinquished any and all right to receive payments from the Company out of a repayment pool established pursuant to the terms of a 1985 agreement. The obligations to Mr. Bushnell and Catalyst under the 1985 agreement were reflected on the Company's books, as of December 31, 1993 at $121,333, plus accrued interest thereon.

Pursuant to the terms of the Settlement Agreement, the Company paid $100,000 to Mr. Bushnell and issued a promissory note in the principal amount of $190,000, payable $100,000 on June 30, 1995 and $90,000 on June 30, 1996. Of the aggregate settlement amount, $255,000 was paid by the Company in settlement of Mr.
Bushnell's claims in the lawsuit relating to his guaranty of the Company's equipment lease, and the balance of $35,000 was in full and final settlement of the claims of Mr. Bushnell and Catalyst Technologies for payments from the repayment pool. In January 1995, the Company prepaid the $190,000 Note for a discounted amount of $100,000 in full satisfaction of this obligation.

There are no other pending material legal proceedings to which the Company is a party.

                            SELLING SECURITY HOLDERS

All of the Security Holders' Shares to which this Prospectus relates may be sold by Selling Security Holders who have acquired or will acquire such shares from the Company (i) upon the exercise of options and warrants, (ii) upon issuance to consultants or (iii) upon issuance of common stock in connection with the conversion of the Convertible Preferred Stock issued in connection with the August 1996 Private Placements. The Company will not receive any of the proceeds from sales of such shares by Selling Security Holders, but will receive the exercise price upon the exercise of options or warrants by Selling Security Holders.

All costs, expenses and fees in connection with the registration of the Security Holders' Shares will be borne by the Company. All brokerage commissions, if any, attributable to the sale of Security Holders' Shares by Selling Security Holders will be borne by such Selling Security Holders.

The Selling Security Holders are offering hereby a total of 7,572,709 shares of Common Stock. The following table sets forth the name of each person who is a Selling Security Holder, the number of securities owned by each such person at the time of this offering and the number of shares of Common Stock such person will own after the completion of this offering. The following table assumes the exercise of all options and warrants beneficially owned by each such security holder.


                                 Beneficial Ownership                            Beneficial Ownership
                                 Prior to Offering(1)                              After Offering(1)
                                 --------------------                              -----------------
Name of Selling                                            Shares Included
 Security Holder                 Shares          %         In This Offering       Shares            %
----------------                 ------          -         ----------------       ------            -

Washington Post                  2,341,334       19.69%      2,341,334              --              *
William C. Samuels               3,846,917(2)    32.35%        633,035(3)        872,548           5.16%
John Clarke                         31,500         *            30,000(10)         1,500            *
Paul Mannion                        30,000         *            30,000(10)          --              *
David Reese                        435,000        3.66%        105,000(4)        330,000           1.95%
Howard Squadron                     77,767         *            50,000(5)         27,767            *
James Crook                         58,294         *            55,000(6)          3,294            *
Bruce Crowley                      301,000        2.53%        100,000(7)        201,000           1.19%
Gerard Klauer                       35,000         *            35,000(8)           --              *
Christopher Cline                   52,685         *            52,285(9)            400            *
Convergence Industry                 1,629         *             1,629              --              *
Richmont Consulting                 25,000         *            25,000(10)          --              *
CDV Telecom                         31,187         *            31,187              --              *
Marty Klein                         10,500         *             7,500(10)         3,000            *
Banca del Gottardo                 250,000        2.10%        250,000(11)          --              *
Brent Imai                          50,000         *            50,000(7)           --              *
Bob Becker                          50,000         *            50,000(7)           --              *
Richard Bennett                     20,000         *            10,000(19)        10,000            *
Richard Barron                      25,000         *            25,000(10)          --              *




                                 Beneficial Ownership                            Beneficial Ownership
                                 Prior to Offering(1)                              After Offering(1)
                                 --------------------                              -----------------
Name of Selling                                            Shares Included
 Security Holder                 Shares          %         In This Offering       Shares            %
----------------                 ------          -         ----------------       ------            -

Malcom Klein                        10,000       *              10,000(11)            --           *
Comstar Computer                    19,000       *              19,000                --           *
Craig Ullman                        50,000       *              50,000(12)            --           *
Ed Downe                            50,000       *              25,000(13)          25,000         *
Jay Kaplowitz                       27,000       *              25,000(13)           2,000         *
Nick Rhodes                         25,000       *              25,000(14)            --           *
Richard Hyman                       25,000       *              25,000(7)             --           *
Wall Street Consultants, Inc.       25,000       *              25,000(15)            --           *
Wall St. Group                       5,000       *               5,000                --           *
Barry Berman                        10,833       *              10,833                --           *
Cynthia Baker                       50,000       *              50,000(7)             --           *
Mabel Phifer                         5,000       *               5,000(8)             --           *
Richard Aurelio                     14,183       *              14,183(16)            --           *
Eric Martinez                        4,000       *               4,000(17)            --           *
James Kearney                        3,000       *               3,000(17)            --           *
Linda Baldomir                       8,000       *               8,000(18)            --           *
ETR & Associates                     2,000       *               2,000(8)             --           *
John Posteraro                         500       *                 500(8)             --           *
Pierre Rovira                          458       *                 458                --           *
Global Bermuda
  Limited Partnership              233,195       *             233,195(20)            --           *
Elliott Associates, L.P.           932,781       *             932,781(20)            --           *
Grace Brothers, Ltd.               466,391       *             466,391(20)            --           *
TCW Shared Opportunity
  Fund II, L.P.                    621,854       *             621,854(20)            --           *
JMG Capital Partners, L.P.          77,732       *              77,732(20)            --           *
Libra Investments, Inc.            464,979       *             214,979(21)            --           *
Plymouth Partners, L.P.             77,732       *              77,732(20)            --           *
Ravich Revocable Trust of 1989     137,247       *             137,247(22)            --           *
Westgate International, L.P.       621,854                     621,854(20)

        TOTAL                                                7,572,709



----------
* Indicates less than 1% of common shares outstanding.


(1) Gives effect to exercise of all of the options, warrants and Convertible Preferred Stock for which the underlying shares of Common Stock are being offered hereby and the sale of all of the shares of Common Stock being offered by the Selling Security Holders.


(2) Includes 2,341,334 shares owned of record by the Post Company as to which Mr. Samuels is the Voting Trustee pursuant to an agreement among the Company, the Post Company and Mr. Samuels, as well as 206,598 shares owned of record by Michael J. Freeman as to which Mr. Samuels is the Voting Trustee pursuant to an agreement between Mr. Samuels and Mr. Freeman. See "CERTAIN TRANSACTIONS" and "PRINCIPAL STOCKHOLDERS."

(3) Mr. Samuels is Chairman of the Board, President, Chief Executive Officer and a Director of the Company. Includes 120,000 shares owned by Mr. Samuels, up to 513,035 shares of Common Stock issuable to Mr. Samuels upon the exercise of stock options at $2.50 per share.

(4) Mr. Reese is Executive Vice President and a Director of the Company. Consists of immediately exercisable options to purchase 55,317 shares of the Company's Common Stock at an exercise price of $3.10 per share and 49,683 shares at an exercise price of $2.50 per share.

(5) Consists of options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $3.50 per share and 25,000 shares at an exercise price of $2.50 per share.

(6) Consists of options to purchase 21,000 shares of the Company's Common Stock at an exercise price of $2.50 per share, 20,000 shares at an exercise price of $3.10 per share and 14,000 shares to be issued pursuant to currently vested stock appreciation rights.

(7) Mr. Crowley is executive vice-president and director of the Company. Consists of options to purchase shares of the Company's Common Stock at $3.10 per share.

(8) Consists of options to purchase shares of the Company's Common Stock at $5.50 per share.

(9) Consists of options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.10 per share.

(10) Consists of options to purchase shares of the Company's Common Stock at $4.00 per share.

(11) Consists of options to purchase shares of the Company's Common Stock at $4.50 per share.

(12) Consists of options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $2.50 per share and 25,000 shares at $3.10 per share.

(13) Consists of options to purchase 25,000 shares of the Company's Common Stock at $3.50 per share.

(14) Consists of options to purchase shares of the Company's Common Stock at $5.00 per share.

(15) Consists of options to purchase shares of the Company's Common Stock at $3.50 per share.

(16) Consists of options to purchase 1,500 shares of the Company's Common Stock at an exercise price of $2.50 per share and 12,683 shares at an exercise price of $3.10 per share.

(17) Consists of options to purchase shares of the Company's Common Stock at $2.50 per share.

(18) Consists of options to purchase 3,000 shares of the Company's Common Stock at an exercise price of $2.50 per share and 5,000 shares at an exercise price of $3.10 per share.

(19) Consists of options to receive 10,000 shares of the Company's Common Stock at no cost, such options having been issued in connection with an acquisition by the Company of a patent from Mr. Bennett.


(20) Represents beneficial ownership of shares of the Company's common stock issuable upon conversion of the Convertible Preferred Stock of the Wholly-Owned Subsidiaries, which was issued in connection with the August 1996 Private Placements, including shares issuable upon conversion of the Convertible Preferred Stock issued in connection with the 5% dividend on the Convertible Preferred Stock, assuming the last reported sales price of $3.8125 per share of common stock on September 17, 1996 was used to determine the number of shares of Common Stock issuable as of the first date on which the Convertible Preferred Stock may be converted. The actual number of shares of Common Stock offered is subject to adjustment and could be less or more than the indicated amount depending upon factors that cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether or to what extent dividends are paid in Common Stock. See "Risk Factors - Effect of Conversion of Convertible Preferred
        Stock: Potential Common Stock Adjustments" and "Description of Capital Stock."

(21) Represents beneficial ownership of shares of the Company's common stock issuable upon conversion of the Convertible Preferred Stock of the Wholly-Owned Subsidiaries which was issued in connection with the August 1996 Private Placements, including shares issuable upon conversion of the Convertible Preferred Stock issued in connection with the 5% dividend on the Convertible Preferred Stock, assuming the last reported sales price of $3.8125 per share of common stock on September 17, 1996 was used to determine the number of shares of Common Stock issuable as of the first date on which the Convertible Preferred Stock may be converted. Also represents, assuming the same basis of conversion as discussed in the preceding sentence, shares of the Company's Common Stock issuable upon conversion of the shares underlying the
        Underwriter's Warrants, which were issued to Libra Investments, Inc. in connection with the August 1996 Private Placements. The actual number of shares of Common Stock offered is subject to adjustment and could be less or more than the indicated amount depending upon factors that cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether or to what extent dividends are paid in common stock. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock: Potential Common Stock Adjustments" and "Description of Capital Stock."


(22) Represents shares of the Company's Common Stock issuable upon conversion of shares underlying the Underwriter's Warrants, which were issued to Ravich Revocable Trust of 1989 in connection with the August 1996 Private Placements.

                          DESCRIPTION OF CAPITAL STOCK

The total authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $0.10 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share. The following descriptions of capital stock are qualified in all respects by reference to the Restated Certificate of Incorporation and By-Laws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

The holders of Common Stock will elect all directors and are entitled to one vote for each share held of record. As of the date of this Prospectus, 11,892,105 shares of Common Stock were issued and outstanding. All shares of Common Stock will participate equally in dividends, when and as declared by the Board of Directors and in net assets on liquidation. The shares of Common Stock will have no preference, conversion, exchange, preemptive or cumulative voting rights.

PREFERRED STOCK

The Company is authorized by the Restated Certificate of Incorporation to issue up to 1,000,000 shares of Preferred Stock, par value $0.10 per share, designated as Series A Convertible Preferred Stock and Series B Convertible Preferred
Stock. The Company is authorized to issue up to 666,667 shares of Series A Convertible Preferred Stock and 333,333 Series B Convertible Preferred Stock. None of the shares of Preferred Stock are issued and outstanding. Holders of Preferred Stock will be entitled to voting rights equal to the number of shares of Common Stock into which their shares are convertible. The holders of Preferred Stock will be entitled to receive dividends, when and as declared by the Board of Directors, and will have priority over holders of Common Stock as to any declaration or payment of any dividend on the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Preferred Stock will be entitled to receive a sum equal to the initial purchase price of the Preferred Stock prior to any distribution to the holders of Common Stock.

The shares of Preferred Stock are convertible into the number of whole shares of Common Stock calculated by dividing (i) the number of shares of Preferred Stock multiplied by the initial conversion price of the shares of Preferred Stock being converted by (ii) the conversion price in effect at the time of conversion. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights which might have the effect of diluting the percentage of shares of Common Stock owned by a significant stockholder or may result in the entrenchment of management. In addition, shares of Preferred Stock could be issued to purchasers who might side with management in opposing a takeover bid which the Board determines is not in the best interest of the Company and its stockholders. This provision, therefore, may be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. Although the Board of Directors does not contemplate that the issuance of shares of Preferred Stock will have the effect of discouraging takeover proposals or similar transactions, and the Board of Directors does

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



not contemplate issuing Preferred Stock for such purpose, the actual voting and conversion rights of such Preferred Stock could have such an effect.

OTHER DERIVATIVE SECURITIES

In connection with the 1996 Private Placements, the Company's wholly-owned subsidiaries issued an aggregate of 400,000 shares of 5% Convertible Preferred Stock at $25.00 per share and Underwriter's Warrants to purchase an aggregate of 36,000 shares of 5% Convertible Preferred Stock at $25.00 per share. Pursuant to its terms, the Convertible Preferred Stock becomes convertible ratably over the fourth through thirteenth month after issuance at discounts to the future market price of Common Stock increasing from 14% to 30.375% over the same period. The number of shares of Common Stock issuable is also subject to adjustment. See "Risk Factors -- Effect of Convertible Preferred Stock; Adjustment to Common Stock."


Each share of Convertible Preferred Stock is entitled to receive dividends, payable quarterly, at the rate of 5% per annum. If the shareholders of the Convertible Preferred Stock agree, the Company intends that any dividend payable commencing more than 90 days after the date of issuance of the Convertible Preferred Stock will be paid either (i) in cash or (ii) in shares of Common Stock if such shares have been registered for resale under the Securities Act (as provided for hereunder). If a dividend is paid in Common Stock, the shares to be issued as a dividend would be valued at the trading price of the Common Stock pursuant to a method to be agreed upon by the Company and the holders of the Convertible Preferred Stock. Each share of Convertible Preferred Stock is also entitled to a liquidation preference of $25.00 per share, plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company.


TRANSFER AGENT

The Company's transfer agent is Continental Stock Transfer & Trust Company, New York, New York 10007.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this Offering, there will be approximately 16,919,088 shares of Common Stock outstanding. Of these shares, the Shares being registered hereby will be freely tradeable without restriction under the Securities Act, for so long as this Prospectus is kept current by the Company. An aggregate of approximately 800,000 shares of Common Stock held by existing stockholders will be "restricted" shares as defined in Rule 144.

In general, under Rule 144 a person (or group of persons whose shares are aggregated) who has beneficially owned restricted shares of the Company for at least two years, including any person who may be deemed to be an "affiliate" of the Company (as the term "affiliate" is defined under the Securities Act), is entitled to sell in normal brokerage transactions during the periods when certain information regarding the Company is publicly available, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the Company's shares during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. A person who has not been an "affiliate" of the Company for the three months prior to such sale and who has held restricted shares for at least three years would be entitled to sell such shares without restriction. Most of such restricted shares have been held by non-affiliates of the Company for more than three years or by affiliates of the Company for more than two years. Actual sales, or the prospect of sales by the present stockholders of the Company, or by future holders of restricted securities under Rule 144, or otherwise, may, in the future, have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor.

                              PLAN OF DISTRIBUTION


It is estimated that up to 5,026,983 of the Selling Security Holders' Shares may be issued by the Company (i) upon the exercise of options, warrants and SARs that have been issued by the Company and (ii) and upon the conversion of the Convertible Preferred Stock. However, due to the calculation the Company will use to determine the number of shares to issue upon conversion of the Convertible Preferred Stock, this number is subject to adjustment and may increase depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the common stock.


Up to 2,545,726 of the Selling Security Holders' Shares may be sold by the Selling Security Holders who have acquired such shares from the Company (i) upon the exercise of options and warrants, (ii) upon the issuance to consultants and employees. The Company will not receive any of the proceeds from any sales by Selling Security Holders of the Security Holder Shares, but will receive the exercise price upon the exercise of options and warrants by the Security Holders. See "SELLING SECURITY HOLDERS."

The Selling Security Holders have advised the Company that the sale or distribution of the Common Stock may be effected directly to purchasers by the Selling Security Holders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Boston Stock Exchange, in the Nasdaq SmallCap Market, or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case a determined by the Selling Security Holder or by agreement between the Selling Security Holder and underwriters, brokers, dealers or agents or purchasers. If the Selling Security Holders effect such transactions by selling Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchaser of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may abe in excess of those customary in the types of transactions involved). The Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Because the Selling Security Holders may each be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of its shares, the Selling Security Holder, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act until its participation in that distribution is completed.

At the time of a particular offer of Security Holders' Shares is made by or on behalf of any of the

Selling Security Holders, to the extent such offer constitutes a distribution under the Securities Act, a supplement to this Prospectus will be distributed, which will set forth the type and number of securities being offered by such Selling Security Holders and the terms of such offering, including the name or names and addresses of any underwriters, dealers or agents, the purchase price paid by any underwriter for securities purchased from the Selling Security Holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Security Holders' Shares. However, all brokerage commissions, if any, attributable to the sale of such shares by holders thereof will be borne by such holders.

                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of Common Stock offered by the Company, are being passed upon for the Company by Gersten, Savage, Kaplowitz & Curtin, LLP, 575 Lexington Avenue, New York, New York 10022. Jay Kaplowitz, a name partner in Gersten, Savage, Kaplawitz & Curtin, LLP, owns 2,000 shares of the Company's Common Stock and other options to purchase 25,000 shares.

                                     EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement, as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement, which may be obtained from the Commission's principal facility at 450 Fifth Street, N.W., Washington, D.C., 20549 upon payment of the Commission's charge for copying. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not complete. Where such contract or other document is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provision of the exhibit.

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


=====================================  =========================================


No underwriter, dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any Common Stock sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


        TABLE OF CONTENTS

                                    Page
                                    ----
Risk Factors......................
Dilution..........................
Use of Proceeds...................
Business..........................
Description of Capital Stock......
Selling Security Holders..........
Plan of Distribution..............
Concurrent Offering...............
Legal Matters.....................
Experts...........................



                        ACTV, INC.


                        7,572,709 shares of Common Stock

                        (1) 5,026,983 shares issuable by
                        the Company upon the Exercise of
                        Options, Warrants, pursuant to
                        SARs, upon the conversion of
                        convertible preferred stock of
                        two of the Company's wholly-owned
                        subsidiaries, ACTV Holdings, Inc.
                        and ACTV Financing, Inc.

                        (2) 2,545,726 shares offered by
                        Selling Security Holders.



                        October  , 1996




=====================================  =========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        SEC registration fee........................................ $ 9,955.48
        Fees and expenses of counsel................................  30,000.00*
        Fees and expenses of accountants............................   6,000.00*
        Miscellaneous...............................................   1,800.00*

           Total.................................................... $47,755.48

   * Estimate

   15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Reference is made to paragraph "Twelfth" of the Restated Certificate of Incorporation of the Company (Exhibit 4.1.1), which contains a provision, as permitted by Section 145 of the Delaware General Corporation Law, that eliminates the personal liability of directors to the Company and its stockholders for monetary damages for unintentional breach of a director's fiduciary duty to the Company. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to the Company or its stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that was illegal under the Delaware General Corporation Law.

        The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the
        Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

16.     EXHIBITS.


        3.1    Articles of Incorporation of ACTV Financing, Inc.

        3.2    Articles of Incorporation of ACTV Holdings, Inc.

       *5.     Opinion of Gersten, Savage, Kaplowitz & Curtin


        23.1   Consent of Deloitte & Touche LLP


       *23.2   Consent of  Gersten,  Savage,  Kaplowitz & Curtin  (contained  in
               Exhibit 5)


   * Previously Filed



17.     UNDERTAKINGS.

        The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)     To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the Offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the
        Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Post-Effective Amendment No. 1 to Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 22nd day of October, 1996.


                                    ACTV, INC.

                                    By: /s/ WILLIAM C. SAMUELS
                                       ----------------------
                                       William C. Samuels
                                       Chairman of the Board, Chief
                                       Executive Officer, President and Director


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Form S-3 registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                       Title                                Date
---------                       -----                                ----

/s/ WILLIAM C. SAMUELS
----------------------    Chairman of the Board, Chief          October 22, 1996
William C. Samuels        Executive Officer, President
                          and Director

/s/ DAVID REESE
----------------------    Executive Vice-President,             October 22, 1996
David Reese               President--ACTV Entertainment, Inc.
                          and Director
/s/ BRUCE CROWLEY
----------------------    Executive Vice-President,             October 22, 1996
Bruce Crowley             President--ACTV Interactive, Inc.
                          and Director
/s/ RICHARD HYMAN
----------------------    Director                              October 22, 1996
Richard Hyman


----------------------    Director                              October 22, 1996
William A. Frank

/s/ STEVEN W. SCHUSTER
----------------------    Director                              October 22, 1996
Steven W. Schuster

----------------------    Director                              October 22, 1996
Jess M. Ravich

/s/ CHRISTOPHER C. CLINE
------------------------  Vice President, Chief Financial       October 22, 1996
Christopher C. Cline      Officer and Secretary

                                  EXHIBIT INDEX


3.1     Articles of Incorporation of ACTV Financing, Inc.

3.2     Articles of Incorporation of ACTV Holdings, Inc.

*5.     Opinion of Gersten, Savage, Kaplowitz & Curtin


23.1    Consent of Deloitte & Touche LLP


*23.2   Consent of Gersten, Savage, Kaplowitz & Curtin (contained in Exhibit 5)


* Previously Filed